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                                                                Exhibit 99.2


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


BUSINESS OVERVIEW

Nature of Operations

         Solutia Europe S.A./N.V. ("SESA") is a wholly-owned subsidiary of Solutia Inc. ("Solutia"). SESA and its subsidiaries make and sell a variety of high-performance chemical-based materials including performance films for laminated safety glass and after-market applications; process development and scale-up services for pharmaceutical fine chemicals; and resale of high performance polymers and fibers for Solutia's Integrated Nylon segment.

Solutia's Bankruptcy Proceedings

         On December 17, 2003, Solutia Inc. and its 14 U.S. subsidiaries (collectively, "Debtors") filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York. The cases were consolidated for the purpose of joint administration and were assigned case number 03-17949 (PCB). Solutia's subsidiaries outside the United States were not included in the Chapter 11 filing.

         The filing was made to restructure Solutia's balance sheet by reducing indebtedness to appropriate levels, to streamline operations and reduce costs, in order to allow Solutia to emerge from Chapter 11 as a viable going concern, and to obtain relief from the negative financial impact of liabilities for litigation, environmental remediation and certain postretirement benefits and liabilities under operating contracts, all of which were assumed by Solutia at the time of the spinoff (collectively, "legacy liabilities"). These factors, combined with the weakened state of the chemical manufacturing sector, general economic conditions and continuing high, volatile energy and crude oil costs have been an obstacle to Solutia's financial stability and success.

         On June 7, 2005, Solutia reached an agreement-in-principle with Monsanto Company ("Monsanto") and the Official Committee of Unsecured Creditors in Solutia's Chapter 11 case (the "Unsecured Creditors' Committee") that will serve as a framework for Solutia's plan of reorganization. The agreement-in-principle is subject to the negotiation of definitive documents, approval by Solutia's board of directors and various other conditions and contingencies, some of which are not within the control of Solutia, Monsanto or the Unsecured Creditors' Committee. Until a plan of reorganization consistent with the terms of the agreement-in-principle is confirmed by the bankruptcy court, the terms of the agreement-in-principle are not binding upon any party.

         Although the agreement-in-principle provides for distributions of common stock in a reorganized Solutia to holders of allowed unsecured claims, Solutia is unable to predict what recovery its plan of reorganization will provide to these holders of unsecured claims. The ultimate ownership interests in the reorganized Solutia held by Monsanto and other holders of unsecured claims will depend on, among other factors, the amount of allowed unsecured claims in the bankruptcy case and the number of rights exercised by unsecured creditors in the rights offering.

         Prior to exiting from Chapter 11, the bankruptcy court must confirm a plan of reorganization that satisfies the requirements of the U.S. Bankruptcy Code. As provided by the U.S. Bankruptcy Code, Solutia had the exclusive right to propose a plan of reorganization for 120 days following the Chapter 11 filing date. The bankruptcy court has approved several extensions of the exclusivity period, the most recent of which was set to expire on October 11, 2005. However, the bankruptcy court entered an order on October 6, 2005 extending the exclusivity period until the bankruptcy court rules on Solutia's current motion for an extension of the exclusivity period, which sought to extend the exclusivity period through January 9, 2006. Although Solutia expects to receive further extensions of the exclusivity period, no assurance can be given that any such future extension requests will be granted by the bankruptcy court.


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         Solutia plans to file with the bankruptcy court a plan of
reorganization and disclosure statement consistent with the terms of the agreement-in-principle that provide for Solutia's emergence from bankruptcy as a going concern. There can be no assurance, however, that such a plan of reorganization would be confirmed by the bankruptcy court or that such plan would be implemented successfully.

Basis of Presentation

         The accompanying unaudited consolidated financial statements include consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and consolidated and consolidating statements of cash flows for SESA and its subsidiaries, each as of and for the three and nine months ended September 30, 2005 and 2004, respectively. The information contained in the consolidated financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations is unaudited and is presented in a format prescribed by Section 9(m) of the amended and restated terms and conditions of SESA's (euro) 200 million, 10% Euro Notes ("Euronotes"). All significant intercompany transactions and balances between SESA's subsidiaries have been eliminated in consolidation. However, intercompany transactions and balances between SESA's subsidiaries and Solutia's other subsidiaries outside of the consolidated SESA entity have not been eliminated in consolidation. These unaudited consolidated financial statements should be read in conjunction with the audited financial statements and notes to consolidated financial statements included in the Solutia 2004 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 10, 2005.

         The unaudited consolidated financial statements included in Exhibit
99.1 to this Form 8-K have been prepared in accordance with accounting principles generally accepted in the United States of America and are presented in U.S. dollars. In addition, the unaudited consolidated financial statements reflect all adjustments that, in the opinion of management, are necessary to present fairly the financial position, results of operations, and cash flows for the interim periods reported. Such adjustments are of a normal, recurring nature.


RESULTS OF OPERATIONS-- THIRD QUARTER 2005 COMPARED WITH THIRD QUARTER 2004

Net Sales and Earnings Before Interest Expense and Income Taxes ("EBIT")

  ----------------------------------------------------------------------------------------------------
                                                                                THREE MONTHS ENDED
                                                                                   SEPTEMBER 30,
                                                                                   -------------
  (dollars in millions)                                                          2005         2004
                                                                                 ----         ----
  Net Sales.................................................................    $  122       $  113
                                                                                ======       ======

  EBIT......................................................................    $   13       $   14
                                                                                ======       ======
      Gain included in EBIT.................................................    $   --       $    1
                                                                                ======       ======

  ----------------------------------------------------------------------------------------------------

         The $9 million, or 8 percent, increase in net sales as compared to the three months ended September 30, 2004 resulted primarily from higher sales volumes of approximately 6 percent and higher average selling prices of approximately 3 percent, partially offset by unfavorable currency fluctuations of approximately 1 percent. Higher sales volumes were experienced primarily in SAFLEX(R) and VANCEVA(R) plastic interlayer products, pharmaceutical services and the resale of Therminol(R) heat transfer fluids, partially offset by a decrease in the resale of products for Solutia's Integrated Nylon segment. Higher average selling prices were experienced primarily in the resale of products for Solutia's Integrated Nylon segment. The unfavorable currency impact on net sales was primarily a result of the weakening euro in relation to the U.S. dollar in comparison to the three months ended September 30, 2004.

         The $1 million, or 7 percent decrease in EBIT in comparison to the three months ended September 30, 2004 resulted primarily from higher raw material and energy costs, as well as increased legal expenses;


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partially offset by higher net sales and favorable manufacturing variances from cost containment and increased capacity utilization. EBIT in the third quarter 2004 included a $1 million gain from the favoriable settlement of reserves established in 2003 related to the closure of non-strategic facilities in the pharmaceutical services business.


RESULTS OF OPERATIONS-- NINE MONTHS ENDED SEPTEMBER 2005 COMPARED WITH NINE MONTHS ENDED SEPTEMBER 2004

Net Sales and EBIT

  ----------------------------------------------------------------------------------------------------
                                                                                NINE MONTHS ENDED
                                                                                   SEPTEMBER 30,
                                                                                   -------------
  (dollars in millions)                                                          2005         2004
                                                                                 ----         ----
  Net Sales.................................................................    $  387       $  341
                                                                                ======       ======

  EBIT......................................................................    $   47       $   25
                                                                                ======       ======
      Charges included in EBIT..............................................    $   (1)      $  (15)
                                                                                =======      =======

  ----------------------------------------------------------------------------------------------------

         The $46 million, or 13 percent, increase in net sales as compared to the nine months ended September 2004 resulted primarily from higher sales volumes of approximately 7 percent, favorable currency exchange rate fluctuations of approximately 4 percent and higher average selling prices of approximately 2 percent. Higher sales volumes were experienced primarily in SAFLEX(R) and VANCEVA(R) plastic interlayer products, pharmaceutical services and the resale of Therminol(R) heat transfer fluids. The favorable currency impact was primarily a result of the strengthening euro in relation to the U.S. dollar in comparison to the nine months ended September 2004. Higher average selling prices were experienced primarily in the SAFLEX(R) and VANCEVA(R) plastic interlayer products and in the resale of products for Solutia's Integrated Nylon segment in comparison to the nine months ended September 30, 2004.

         The $22 million, or 88 percent, increase in EBIT in comparison to the nine months ended September 30, 2004 resulted primarily from higher net sales and favorable manufacturing variances from cost containment and increased capacity utilization, partially offset by higher raw materials and energy costs, as well as increased legal expenses. In addition, 2005 EBIT included a special charge of the $1 million resulting from severance and retraining costs. The net charges included in EBIT in the nine months ended September 30, 2004 included a $15 million charge due to the modification of SESA's Euronotes in January 2004, severance and retraining costs of $1 million from headcount reductions; and a $1 million gain from the favorable settlement of reserves established in 2003 related to the closure of non-strategic facilities in the pharmaceutical services business.



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Interest Expense

  --------------------------------------------------------------------------------------------------
                                                                              NINE MONTHS ENDED
                                                                                SEPTEMBER 30,
                                                                                -------------
  (dollars in millions)                                                       2005         2004
                                                                              ----         ----
  Interest Expense.......................................................     $  18        $  21
                                                                              =====        =====

  --------------------------------------------------------------------------------------------------

         Interest expense decreased by $3 million, or 14 percent, principally from the elimination of interest expense on SESA's approximate $150 million, 5% convertible note with Solutia that was converted from debt to equity in May 2004.


FINANCIAL CONDITION AND LIQUIDITY

Financial Analysis

         Total debt of $250 million as of September 30, 2005 decreased by $9 million as compared to $259 million as of September 30, 2004. This decrease was principally a result of the weakened Euro at the end of the third quarter 2005 compared to the end of the third quarter 2004, as well as the continued amortization of the $15 million premium recorded in conjunction with the modification of SESA's Euronotes. This premium resulting from the modification in January 2004 is being amortized over the remaining term of the Euronotes, which mature in 2008.

         SESA's working capital increased by $25 million to $93 million at September 30, 2005, compared to $68 million at September 30, 2004. The increase in the working capital position resulted primarily from increased cash on-hand at September 30, 2005 and higher customer receivables, partially offset by higher accrued liabilities.

         SESA had shareholders' equity of $169 million at September 30, 2005 compared to $181 million at September 30, 2004. The $12 million decrease in shareholders' equity resulted principally from the $12 million cumulative loss recorded from September 30, 2004 to September 30, 2005. This net loss was primarily a result of the $40 million of asset impairments recorded in the pharmaceutical services business in the fourth quarter 2004.

         At September 30, 2005 and 2004, SESA's liquidity was in the form of cash in the amount of $30 million and $19 million, respectively.

Contingencies

         Competition authorities in Belgium and several other European countries are investigating past commercial practices of certain companies engaged in the production and sale of butyl benzyl phthalates ("BBP"). One of the BBP producers under investigation by the Belgian Competition Authority ("BCA") is Ferro Belgium sprl, the European subsidiary of Ferro Corporation. Ferro's BBP business in Europe was purchased from Solutia Inc. in 2000. Solutia received an indemnification notice from Ferro and has exercised its right, pursuant to the purchase agreement relating to Ferro's acquisition of the BBP business from Solutia, to assume and control the defense of Ferro in proceedings relating to these investigations. On July 7, 2005, the BCA issued a Statement of Objections regarding its BBP investigation in which Solutia Europe S.A/N.V., a European subsidiary of Solutia, along with Ferro and two other producers of BBP, is identified as a party under investigation with respect to its ownership of the BBP business from 1997 until the business was sold to Ferro in 2000. Solutia Inc. is not named as a party under investigation in the Statement of Objections. Solutia's written comments to the Statement of Objections were submitted on August 31, 2005 and presented at an oral hearing before the BCA on September 6, 2005. A Reasoned Report to be submitted by the investigator to the BCA has not yet been received. Solutia is fully


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cooperating with the BCA in this investigation. Solutia currently believes that any liability that may result from the Belgian investigation will not be significant to its results of operations or financial position. However, Solutia cannot provide any assurance that the liability assessed against it as a result of this matter would not have a material adverse effect on Solutia's results of operations or financial position.